Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation
Schrödinger, LLC	Delaware
Schrödinger GmbH	Germany
Synaptic Science LLC	Delaware
Schrödinger, KK	Japan
Reo Discovery Limited	Ireland
Faxian Therapeutics, LLC	Delaware